Exhibit 5.1

                                                 October 13, 1999

ALLTEL Corporation
One Allied Drive
Little Rock, Arkansas  72202

         Re: REGISTRATION ON FORM S-8 OF SHARES OF COMMON STOCK PAR VALUE $1.00 PER SHARE, OFFERED PURSUANT TO THE LINCOLN TELECOMMUNICATIONS COMPANY 1989 STOCK AND INCENTIVE PLAN

Ladies and Gentlemen:

         We are acting as counsel to ALLTEL Corporation, a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of up to 138,858 shares (the "Shares") of common stock, par value $1.00 per share, of the Company upon the exercise of the outstanding stock options granted by Aliant Communications Inc., a Nebraska corporation ("Aliant"), under the Lincoln Telecommunications 1989 Stock and Incentive Plan (the "Stock and Incentive Plan"), which stock options were assumed by the Company pursuant to the Agreement and Plan of Merger, dated as of December 18, 1998 (the "Merger Agreement"), among the Company, Pinnacle Merger Sub, Inc., a Nebraska corporation and wholly owned subsidiary of the Company, and Aliant.

         We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and on the assumptions set forth below, we are of the opinion that the Shares to be offered and sold, when issued and delivered in accordance with the terms and provisions of the Stock and Incentive Plan against receipt of the consideration provided for therein, will be validly issued, fully paid, and nonassessable.

         In rendering this opinion, we have (i) assumed and have not independently verified (a) the due authorization, execution and delivery of the Stock and Incentive Plan, (b) that all signatures on all certificates and other documents examined by us are genuine, and that, where any such signature purports to have been made in a corporate, governmental or other capacity, the person who affixed such signature to such certificate or other document had authority to do so, and (c) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, (ii) as to certain factual matters, relied upon certificates of public officials and of the Company and Aliant and their respective officers and upon the representations and warranties set forth in the Merger Agreement and have not independently checked or verified the accuracy of the factual statements contained therein, and (iii) assumed that the parties to the Merger Agreement will comply with the provisions thereof. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case in effect on the date hereof.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                                     Very truly yours,



                                                     /s/ Kutak Rock
                                                     --------------------------
                                                     Kutak Rock